EXHIBIT 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 and the related Prospectus of AngloGold Ashanti Limited of our report dated March 9, 2006, with respect to the balance sheet of Société des Mines de Morila S.A. as of December 31, 2005, and the related statements of income, cash flows, and changes in shareholders’ equity for each of the two years in the period ended December 31, 2005, which report appears in the Annual Report on Form 20-F of AngloGold Ashanti Limited for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement and related Prospectus.

PricewaterhouseCoopers Inc.
Registered Accountants and Auditors
Chartered Accountants (S.A.)
Johannesburg
Republic of South Africa
February 4, 2008